EXHIBIT 5.1


                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                February 21, 2002



3D Systems Corporation
26081 Avenue Hall
Valencia, California  91355


Ladies/Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as
Exhibit 5.1 filed by 3D Systems Corporation, a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,500,000 shares of common stock, par value $.001 per share, of the Company issuable pursuant to the Company's 1996 Stock Incentive Plan and 100,000 shares of common stock, par value $.001 per share, of the Company issuable pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan (collectively, the "Shares").

        We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the two plans, the Shares will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                                Respectfully submitted,

                                /S/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                ---------------------------------------------
                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P